EXHIBIT 10(z)

                             DEVELOPMENT, SUPPLY AND
                             DISTRIBUTION AGREEMENT



     DEVELOPMENT, SUPPLY AND DISTRIBUTION AGREEMENT ("Agreement") dated November 10, 2000, by and between CEL-SCI Corporation, a Colorado corporation, located at 8229 Boone Boulevard, Suite 802, Vienna, Virginia 22182, USA ("CEL-SCI"), and Orient Europharma Co., Ltd., a corporation organized and existing under the laws of Taiwan, R.O.C., located at 7F., No.368, Sec. 1, Fu Hsing S. Road, Taipei, Taiwan, Republic of China ("Orient Europharma").

     WHEREAS, CEL-SCI and Orient Europharma are engaged in the development and distribution, respectively, of pharmaceutical products; and

    WHEREAS, Orient Europharma has broad marketing and distribution capabilities and regulatory expertise in the Territory (as defined) with respect to pharmaceutical products; and

    WHEREAS, Orient Europharma wishes to obtain from CEL-SCI exclusive marketing and distribution rights in the Territory with respect to CEL-SCI's pharmaceutical Product (as defined) manufactured and developed by CEL-SCI, and wishes to have CEL-SCI supply it with such Product; and

    WHEREAS, Orient Europharma wishes to fund the clinical trials necessary to obtain Product registrations in the Territory; and

    WHEREAS, CEL-SCI wishes to grant Orient Europharma exclusive marketing and distribution rights for cancer indications and to supply Orient Europharma with such Product for clinical trial use and resale in the Territory;

    NOW, THEREFORE, in consideration for the mutual promises contained herein, the parties agree as follows:

1.    Definitions

    As used in this Agreement, the following definitions shall apply:

        a. "Commencement Date" shall mean, with respect to the Product, the date of the first commercial sale of such Product in Taiwan. If the Product is not approved for sale in Taiwan, then "Commencement Date" will be the date of first commercial sale in any country of the Territory, as acknowledged in writing by Orient Europharma and CEL-SCI.

        b. "Contract Year" shall mean a calendar year, according to the USA calendar.

        c. "FOB" shall have the meaning ascribed in the Uniform Commercial Code in effect in Maryland, USA. "FOB point of origin" shall mean FOB at the CEL-SCI manufacturing or packaging site or at its contractor's site where such activities are performed, for the Product in the USA.

        d. "THA" shall mean the Taiwanese Health Authorities, or its successors.

        e. "IND" shall mean an Investigational New Drug application filed with the U.S. or Canadian health authorities or any other national health authority recognized by the THA in the Territory covering manufacture of the Product dosage form(s) being evaluated in clinical trials under such IND.

        f. "Labeling" shall mean all package inserts, vial labels and carton imprints and all other markings on packaging for, or other similar materials related to, the Product for commercial sale that are defined as labeling under any applicable law or regulation. "Labeling" shall also mean such labeling applicable to the use of clinical supplies (e.g., Investigational Drug Brochure).

        g. "Manufacturing Cost" shall mean CEL-SCI's fully-burdened direct and indirect manufacturing costs and expenses associated in producing the Product, including, but not limited to, cost of materials, supplies, utilities, rent, labor (including taxes, benefits, overheads), third party contract expenses, administration, depreciation for plant and equipment and any other direct expenses.

        h. "Gross Selling Price" is (1) the national reimbursement price approved by THA or the equivalent regulatory agency in the other countries of the Territory, or (2) in the event that THA or the equivalent regulatory agencies in the other countries do not grant the approval to reimburse the payments, Gross Selling Price is the contract price between Orient Europharma and the major hospitals in Taiwan or other countries in the Territory.

        i. "Specifications" shall mean, with respect to the Product, the specifications set forth in the IND for such Product approved by the health authorities in the Territory.

        j. "Product" shall mean CEL-SCI's Leukocyte Interleukin Injection (Multikine(TM)), plus any improvements thereto, which shall comply with the Specifications, approved by health authorities in the Territory.

        k. "Purchase Price" is (1) the transfer price of Product for commercial sale from CEL-SCI to Orient Europharma as specified in Section 9(b) ; or (2) the transfer price of Product for clinical use according to
            Section 9(c).

        l.  "Term" shall have the meaning ascribed to it in Section 3(a) hereof.

        m. "Territory" shall mean Taiwan, Singapore, Malaysia and Hong Kong. CEL-SCI grants to Orient Europharma the right of first negotiation with respect to Thailand, China and the Philippines.

    2. Authorization and Acceptance of Distribution

        a. Subject to the terms and conditions herein contained, CEL-SCI hereby appoints Orient Europharma, following regulatory approval for sale, as its exclusive distributor to market, distribute and sell the Product for human cancer indications in the Territory.

        b. Orient Europharma will be entitled to appoint sub-distributors for the Territory with respect to marketing, distributing and selling the Product and to perform any of the obligations undertaken by it under this Agreement through any corporation or entity controlling or under common control with Orient Europharma. These appointments will be subject to CEL-SCI approval which approval will not be unreasonably withheld.

    3.  Term

        a. The term of this Agreement shall commence on the date hereof and shall terminate on the fifteenth anniversary date of the Commencement Date for the Product. The 15-year term may hereinafter be referred to as the "Term."

        b. After the 15-year period has expired, the exclusive Term for the Product shall automatically be extended for successive two-year periods unless at least six months before the expiration of the then current period for such Product, either party gives written notice to the other that it does not wish to extend the exclusive Term.

        c. Following the expiration of the 15-year Term, with or without its 2-year extension, all rights of Orient Europharma to the Product, as well as any discoveries, inventions, or improvements to the Product will expire and revert to CEL-SCI. In addition, Orient Europharma will sign over to CEL-SCI any rights that Orient Europharma may retain in the Product (e.g. product registration in the countries of the Territory). Orient Europharma will also return all data and/or documents that relate to the Product. Notwithstanding anything herein to the contrary, Orient Europharma shall have the right to sell Product obtained from CEL-SCI hereunder in its possession after termination of this Agreement.

    4.  Regulatory Approvals

        a. Orient Europharma shall file substantially complete and correct applications in all countries of the Territory where clinical trials will be conducted.

        b. Orient Europharma represents and warrants that it has, and will maintain during the Term, all approvals necessary to conduct clinical trials and to market, sell and distribute the Product in the Territory, and that it may lawfully purchase such Product from CEL-SCI, for human cancer indications.

        c. After receiving from CEL-SCI all pertinent documentation required by various regulatory authorities, Orient Europharma, at its own expense and as promptly as possible, shall file substantially complete and correct applications for all approvals necessary to , market, sell and distribute the Product in the Territory. In support of such filings, CEL-SCI agrees to provide pertinent information and technical assistance to Orient Europharma in seeking these approvals. CEL-SCI shall provide to a third party chosen by CEL-SCI, all pertinent process technology information necessary for registration of the Product to the extent that is permitted by the applicable laws and regulations in the Territory. The third party will forward such information to the health authorities for the purpose of completing the Orient Europharma application(s).

        d. In addition to the provisions of Sections 4(b) and (c), Orient Europharma shall, at its own expense and as promptly as possible, use all due diligence to obtain all additional governmental and other approvals which may subsequently become necessary for Orient Europharma to import and market, sell and distribute such Product for human cancer indications throughout the Territory.

        e. Orient Europharma shall promptly provide to CEL-SCI copies, along with English translations, of all of its product registrations and other approvals for the marketing, distribution and sale of the Product in the Territory. Orient Europharma shall comply with all applicable laws in the Territory in conducting clinical studies and in marketing, distributing and selling the Product.

        f. Orient Europharma shall conduct all clinical studies required for the registrations with the health departments in the Territory defined in Section 1(m) of Product required in connection with the approvals and registrations for such Product to be obtained in accordance with Section 4(c). Orient Europharma shall bear all the costs and expenses in conducting such studies in the Territory, including the cost of clinical supplies of the Product from CEL-SCI, the cost of the Clinical Research Organization (CRO), plus CEL-SCI's expenses associated with regulatory applications. In particular,

            Orient Europharma will assist CEL-SCI to conduct clinical trial(s) of the Product in Taiwan and/or other sites within the Territory, and shall bear all costs and expenses relating to such trial(s). Orient Europharma will also reimburse CEL-SCI for reasonable travel and hotel expenses of two trips per year to Taiwan for a team of CEL-SCI representatives, business class airfare. Orient Europharma agrees to pay for additional trips, if deemed necessary.

        g. CEL-SCI will design and direct the clinical trials in the Territory through an internationally recognized CRO, at Orient Europharma's expense.

        h. All preclinical and clinical data generated in the Territory shall belong to CEL-SCI for CEL-SCI's use in Product registrations outside the Territory.

        k. Orient Europharma shall be subject to meeting certain milestones in any country in the Territory:

                (1)   Start clinical trial(s)*      2001
                (2)   Start Phase III trials**      2002
                (3)   Start Phase III trials***     2003

                      * of squamous cell carcinoma of the oral cavity (SCC) and adenocarcinoma of the nasal pharynx (ANP).
                      ** of SCC
                      *** of ANP, if supported by data.

            If Orient Europharma fails to meet any milestone, through no fault of CEL-SCI, CEL-SCI will have the right to re-negotiate or terminate this Agreement.

    5.  Manufacturing and Packaging of Product

        a. CEL-SCI will manufacture the Product and deliver as finished Product suitable for use in clinical trials and subsequently for sale or in bulk where the country allows.

        b. Orient Europharma will provide label copy to be used on vials and patient packs in all cases where English is not acceptable.
        c. Orient Europharma shall be responsible for ensuring the accuracy of the information and the form of the Labeling for the Product and their compliance with applicable laws within the Territory.

        d. Orient Europharma may market, sell and/or distribute the Product under the trademark owned or used by CEL-SCI (e.g., Multikine(TM)). Upon Orient Europharma's request, CEL-SCI shall license Orient Europharma to use its trademark in the Territory. Orient Europharma may market, sell and/or distribute the Product in the Territory under any trademark owned or used by it as it may from time to time choose. Such trademarks shall become the sole property of CEL-SCI.

      6.    Shipments of Product for Clinical Trials

a. CEL-SCI will ship, for use in all clinical trials in the Territory, clinical supplies (investigational drug) necessary to support clinical trials.

        b. CEL-SCI will invoice Orient Europharma for all clinical supplies, at CEL-SCI cost according to Section 9(c), as well as all shipping costs including customs, storage, and insurance. Payment will be due in 30 days from date of invoice.

    7.  Supply of the Product for Commercial Sale

        a. No later than six months prior to the first day of each Contract Year of the Term, Orient Europharma will provide to CEL-SCI a non-binding forecast of Orient Europharma's annual requirements of the Product for the succeeding Contract Year. CEL-SCI shall advise Orient Europharma within thirty (30) days of its receipt of such forecast of CEL-SCI's anticipated ability to supply the forecasted amount for the applicable period (such confirmed amount, the "Forecasted Amount").

        b. If at any time during the Term, CEL-SCI is or expects that it will be unable to satisfy the Forecasted Amount of Product for any period of a Contract Year, in full or in part, CEL-SCI shall so notify Orient Europharma promptly, detailing the extent to which it will not meet such Forecasted Amount.
        c. It shall be the responsibility of CEL-SCI to maintain reasonably adequate manufacturing capabilities of the Product, using its reasonable commercial best efforts to supply the Forecasted Amounts.

        d. CEL-SCI will be the exclusive and sole supplier of Product to Orient Europharma during the Term of this Agreement.

    8.  Shipment of Product for Commercial Sale

        a. Orient Europharma shall place all orders for Product by delivering to CEL-SCI a written purchase order specifying the Product, quantity and delivery date (which delivery date shall not be less than 180 days after the date such purchase order is delivered to CEL-SCI).

        b. After accepting any written purchase order, CEL-SCI shall use reasonable commercial efforts to fill each order by the specified delivery date and shall notify Orient Europharma of anticipated delays in filling any order.

        c. With each shipment of Product to Orient Europharma hereunder, CEL-SCI shall invoice Orient Europharma for the Product included in such shipment at the Purchase Price as set forth in Section 9(b). Payment shall be made in U.S. dollars, by Confirmed Irrevocable

            Letter of Credit from an internationally recognized bank to CEL-SCI's US bank.

        d. Product shall be shipped FOB point of origin. Orient Europharma shall arrange for the carrier or shipping agent to transport each shipment of Product from CEL-SCI's loading dock at the point of origin to desired destination. Orient Europharma will ensure that adequately monitored freezer (-20(Degree)C +/- 3(Degree)C) space is maintained for Product storage prior to its distribution. Orient Europharma shall arrange for carrier / shipment of Product to maintain frozen condition.

    9.  Purchase Price

        a. Both parties agree that the selling price for the Product that Orient Europharma may market, distribute and sell in the Territory shall be calculated in accordance with the formula set forth in Paragraph 9(b) unless agreed by both parties to negotiate in good faith a mutually acceptable adjustment to the Purchase Price.

        b. The Purchase Price of Product for commercial sale shall be set at 35% of Orient Europharma's Gross Selling Price in the Territory. However, if this price is ever less than CEL-SCI's Manufacturing Cost plus 50%, the parties will then negotiate, in good faith, a mutually acceptable Purchase Price.

         c. The Purchase Price of clinical supplies (investigational drug) shall be at $400/vial, where each vial contains 2.2 mL of Product at a concentration of 400 IU IL-2 equivalent/mL. Starting January 1, 2002, this price will increase at 5% per year.

        d. Orient Europharma will purchase 12-month minimum quantities of Product from CEL-SCI, unless CEL-SCI is not able to supply these quantities, starting with the Commencement Date. Minimum quantities cannot include clinical supplies.

                  Year 1      $  700,000
                  Year 2      $ 1,400,000
                  Year 3      $ 2,100,000
                  Year 4      $ 3,000,000
                  Years 5-15   $ 4,000,000

        If Orient Europharma fails to meet these minimums, this Agreement will become non-exclusive, at CEL-SCI's option.

    10. CEL-SCI's Warranty and Liability

        a. CEL-SCI warrants and guarantees that, prior to Orient Europharma taking possession, upon delivery FOB point of origin, the Product shall meet the Specifications and shall not be adulterated or misbranded as required by the health authorities within the Territory ("Warranty").

b. CEL-SCI will provide Orient Europharma with a Certificate of Analysis for each shipment of Product, stating test results and the Specifications for such shipment of Product.

        c. Other than as in the specifications provided for in this Agreement, CEL-SCI makes no other warranties with respect to the Product. CEL-SCI does not make any implied warranties with respect to the effectiveness of this Product.

        d. CEL-SCI shall indemnify, defend and hold harmless Orient Europharma from all actions, losses, claims, demands, damages, costs, and liabilities to which Orient Europharma is or may become liable insofar as they arise out of, or in connection with, any breach by CEL-SCI of any of its obligations or Warranty under this Agreement.

    11. Regulatory Compliance

        a. It shall be the responsibility of CEL-SCI to ensure that the Product sold by CEL-SCI to Orient Europharma pursuant hereto meets the Specifications at the time of delivery to Orient Europharma FOB point of origin.

        b. Orient Europharma shall comply with all applicable laws in the Territory with respect to packaging, marketing, distributing, selling, promoting and advertising the Product in the Territory.

    12. Representations, Warranties and Covenants

        a. Orient Europharma and CEL-SCI represent and warrant to each other that each party has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
        b.  CEL-SCI further represents, warrants and covenants that:

            i) The Product sold to Orient Europharma hereunder does not infringe any patent or third party rights in the United States and the Territory related to the manufacture of the Product; and

            ii) CEL-SCI possesses good title to the Product sold to Orient
                Europharma hereunder; and

            iii) CEL-SCI will not market, distribute or sell, to any party other than Orient Europharma, the Product in the Territory except as provided for by this Agreement; and

            iv) This Agreement shall be binding upon either party's lawful successors and assigns without changing any terms and conditions hereof.

        c. Orient Europharma represents, warrants and covenants that the distribution and sale of the Product, as supplied under this Agreement, shall not violate or infringe any valid trademark, patent and/or copyrights held by third parties within the Territory.

        d. Orient Europharma represents that it does not have an agreement with another company for sale or distribution of anticancer cytokine drugs.

    13. Protection Rights

          a. Except as otherwise provided by this Agreement, CEL-SCI shall not grant any third party the right to sell, ship and/or distribute the Product to any person or entity outside the Territory who CEL-SCI knows intends to sell, ship and/or distribute the Product (in bulk or dosage form) in or to the Territory for human cancer indications. In the event CEL-SCI becomes aware during the time that Orient Europharma has exclusive rights pursuant to this Agreement, that any third party with whom CEL-SCI contracts to distribute Product outside the Territory is selling or distributing Product in the Territory directly or indirectly, CEL-SCI shall promptly advise such third party to cease selling and distributing Product in the Territory. In the event that such third party continues to sell or distribute Product in the Territory following such notice, CEL-SCI shall commence legal action against such party to terminate such activity.

        b. During the Term of this Agreement, Orient Europharma shall not directly or indirectly manufacture, develop, ship, market, sell or distribute any immunotherapeutic product that competes with Product in the Territory for the indications of head & neck cancer, adenocarcinoma of the nasal pharynx or cervical cancer. In addition, Orient Europharma shall not directly or indirectly manufacture, develop, ship, market, sell or distribute any product that is a cytokine mixture, for any indication.

        c. Orient Europharma shall not directly or indirectly manufacture, develop, ship, market, sell or distribute Product outside the Territory.

        d. If there are any new discoveries, inventions, patents, or other intellectual property as the result of this Agreement, CEL-SCI shall own such intellectual property.

    14. Confidentiality

        a. Any information pertaining to the Product and/or the respective operations of the parties that has been or will be communicated by CEL-SCI to Orient Europharma or by Orient Europharma to CEL-SCI, including, without limitation, trade secrets, business methods, and pricing, cost, supplier, manufacturing and customer information, shall be treated by CEL-SCI and Orient Europharma respectively, and their respective affiliates, employees and agents, as confidential information and shall not be used or revealed to third parties except as necessary in connection with the performance of their respective obligations hereunder; provided, however, that such confidential information shall not be subject to the restrictions and prohibitions set forth in this section to the extent that such confidential information:

            i) is available in the public literature or otherwise in the public domain, or after disclosure by one party to the other becomes public knowledge through no fault of the party receiving such confidential information;

            ii) was known through legitimate means to the party receiving such confidential information prior to the receipt of such confidential information by such party from the disclosing party, as evidenced by such receiving party's written records, whether received before or after the date of this Agreement;

            iii) is obtained in good faith by the party receiving such confidential information from a source other than the party supplying such confidential information who was not under an obligation of confidence or secrecy to either party at the time of such disclosure; or

            iv) is required to be disclosed pursuant to:

                (A) any order of a court having jurisdiction and power to order such information to be released or made public (with prior notice to the disclosing party and opportunity to contest by such party to the extent legally possible); or

                (B) any lawful action of a governmental or regulatory agency
                    (with prior notice to the disclosing party and opportunity to contest by such party to the extent legally possible); or

            v) is required to be disclosed to a prospective, bona fide purchaser of the shares or assets of either party hereto, provided all such prospective purchasers agree in writing to be bound by the standards of confidentiality.

        b. Each party shall take all such precautions as it normally takes with its own confidential information to prevent any improper disclosure of such confidential information to any independent third party; provided, however, that such confidential information may be disclosed within the limits required to obtain any authorization from the Taiwanese authorities or any other governmental or regulatory agency in the Territory or, with the prior written consent of the other party, which shall not be unreasonably withheld, as may otherwise be required in connection with the purposes of this Agreement.

    15. Force Majeure

            If either Orient Europharma or CEL-SCI shall be delayed, hindered, interrupted in or prevented from the performance of any of its obligations hereunder (other than the obligation to pay monies) by reason of force majeure ("Force Majeure"), including, without limitation, fire, earthquake, flood or other acts of God, strike, lockouts, war (declared or undeclared), civil disturbances, embargo, riots, unavailability of essential materials or transportation facilities, orders of any governmental authority (not caused by a default or other action of the party invoking such Force Majeure) or other similar events beyond the control of such party, such party shall not be liable to the other for damages, and the time for performance of such obligation shall be extended for a period of time equal to the duration of the contingency which occasioned such delay, hindrance, interruption or prevention. Orient Europharma understands that the Product is difficult to manufacture and test. Therefore, Orient Europharma understands that there may be manufacturing problems, due to reasons outside of CEL-SCI's control, where CEL-SCI may not be able to supply the Product in a timely manner. CEL-SCI will make best efforts to minimize any delay or interruption in supply.

    16. Termination

        a. This Agreement may be terminated in its entirety immediately upon written notice of termination given by:

            i) The non-defaulting party in the event that the other party shall:
                (A) commit a material breach or default under this Agreement, which breach or default shall not be remedied within sixty
                    (60) days after the receipt of written notice thereof by the party in breach or in default; or

                (B) have made a material misrepresentation of any representation or warranty contained herein;

            ii) Either party in the event that any free trade agreements affecting the countries, is abrogated, amended or modified so as to materially and adversely affect the commercial benefits inuring to either party under this Agreement as in effect on the date hereof;

           iii) Either party if the other party ceases to function as a going concern or if proceedings in bankruptcy or insolvency are taken against the other party and not remedied within thirty
                (30) days or if its property or business or its shares be confiscated or expropriated by any government or subdivision thereof;

            iv) By CEL-SCI if Orient Europharma fails to meet any milestone specified in Section 4(k).

        b. If this Agreement terminates prior to the expiration of the 15-year Term, through no fault of either party, then Orient Europharma shall be compensated for its documented Multikine clinical trial expenses according to the following formula:

                    C = clinical trial expenses x

                    where C is the amount to be paid to Orient Europharma, and y is the Contract Year.

    17. Indemnification

        a. CEL-SCI shall indemnify and hold harmless Orient Europharma and its affiliates, successors and permitted assigns and their respective officers, directors, stockholders, partners and employees from and against any claim, action, suit, proceeding, loss liability, damage or expense (other than special or consequential damages but including reasonable attorneys` fees and expenses) arising from or related to (i) any material breach of any representation, warranty or covenant made by CEL-SCI hereunder, including without limitation any failure to manufacture the Product in conformity with the Warranty and (ii) any negligent storage or handling of Product by CEL-SCI or its employees prior to Product transfer to Orient Europharma (delivery to Orient Europharma FOB point of origin).

        b. Orient Europharma shall indemnify and hold harmless CEL-SCI and its affiliates, successors and permitted assigns and their respective officers, directors, stockholders, partners and employees from and against any claim, action, suit, proceeding, loss liability, damage or expense (other than special, incidental or consequential damages, but including reasonable attorneys` fees) arising from or related to
            (i) any material breach of any representation, warranty or covenant made by Orient Europharma hereunder, (ii) the storage, handling, use or sale of Product following delivery Orient Europharma FOB point of origin, or (iii) packaging instructions provided by Orient Europharma.

    18.     Customer Complaints; Recall

        a.  Pursuant to the United States Code of Federal Regulations Title 21
            Section 314.80 , as the same may be amended from time to time, regarding the reporting of adverse drug experiences, Orient Europharma shall immediately report to CEL-SCI any information concerning adverse drug experiences associated with the use of Product, whether or not considered drug-related, and including but not necessarily limited to: an adverse event occurring in the course of the use of Product in clinical trials, or in professional practice; an adverse event occurring from overdose, whether accidental or intentional; or any significant failure of expected pharmacological action. Additionally, reports of routine adverse drug experiences shall be summarized and exchanged between the parties once per calendar year. Orient Europharma shall report potentially serious or unexpected adverse drug experiences as defined in Title 21, Section 314.80, as amended, to CEL-SCI as soon as possible, but in no event later than three (3) days after initial receipt of the information by Orient Europharma and shall maintain a record of each such experience as required under Title 21, Section 314.80(c)(iii). Orient Europharma agrees to cooperate with CEL-SCI in arriving at a mutually acceptable course of action regarding the handling of such information; however, nothing contained herein shall be construed as restricting the right or duty of either party to report the information to the appropriate regulatory bodies.

        b. In the event of any recall of Product, as suggested or requested by any governmental authority, or any recall to which both parties agree in writing, Orient Europharma shall perform the recall, and the reasonable documented costs thereof, including CEL-SCI`s and Orient Europharma's respective costs of manufacturing and distributing the Product recalled, will be borne by CEL-SCI or by Orient Europharma if said recall can be attributed to Orient Europharma's fault.

    19.  Best Efforts

            Orient Europharma shall use the same diligent efforts to develop, register, market, sell and distribute the Product in the Territory as with its own products or other licensed products.

    20.  Patent & Trademark Ownership

            CEL-SCI will maintain ownership of its Product patents, trademarks and know how and is responsible for maintaining, prosecuting and defending these patents and trademarks in the Territory.

    21. Notices

            Any notice or request required or permitted to be given under or in connection with this Agreement shall be in writing in the English language and shall be deemed to have been duly given on the date of delivery if delivered personally, by confirmed facsimile or by courier on the party to whom such notice or request is to be given, or, if sent by certified or registered mail, or the equivalent, postage prepaid, on the tenth (10th) day after the date mailed, to the address set forth for such party below or such other address as directed in writing from time to time:

                If to CEL-SCI:

                CEL-SCI Corporation
                8229 Boone Boulevard, Suite 802
                Vienna, Virginia 22182
                U.S.A.
                FAX:(703) 506-9471
                Attention: Mr. Geert Kersten, Chief Executive Officer

                If to Orient Europharma:

                Orient Europharma Co., Ltd.
                7F, NO. 368, Sec.1
                Fu-Hsing S. Road
                Taipei, Taiwan, R.O.C.
                FAX: 886-2-7024324
                Attention: Mr. Peter Tsai, President

    22. Governing Law; Arbitration

            The formation, validity, construction and performance of this Agreement shall be governed by the laws the Commonwealth of Virginia, USA. All disputes arising in connection with this Agreement shall be finally settled by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. Any such arbitration shall be conducted in English. The arbitration shall take place in Virginia, USA. The judgment of the arbitration shall be final and binding to both parties.

23.   Miscellaneous

23.1        Entire Agreement

            This Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof, and supercedes all prior agreements and understandings, oral or written between the parties with the exception of the Confidential Disclosure Agreement executed on August 21, 2000. Any change to this Agreement must be in writing and signed by an authorized officer of each party, and specifically state that it is an amendment to this Agreement.

23.2        Product Improvements

            During the Term of this Agreement, Orient Europharma will have rights to improvements to the Product at no additional cost.

23.3        Independent Contractors

            Each party is an independent contractor under this Agreement. Neither party is an agent, partner or legal representative of the other.

23.4        Late Payments

            All amounts due and owing to a party under this Agreement that are not paid by the other party when due shall bear interest at the rate of 1 1/2% per month, or if lower, the maximum rate allowed by law, in either case calculated from the date the amount was first due.

23.5        Withholding Taxes

            Payments to CEL-SCI shall be made without deduction other than such amount (if any) as Orient Europharma is required by law to deduct or withhold. Orient Europharma shall obtain a receipt from the relevant taxing authorities for all withholding taxes paid and forward such receipts to CEL-SCI to enable CEL-SCI to claim any tax credits for which it may be eligible. Orient Europharma shall use reasonable efforts to minimize such withholdings and to assist CEL-SCI to claim exemption from withholdings under any double taxation treaty or similar agreement.

23.6        Export Law Compliance

            Orient Europharma understands that the Product and other materials may be subject to the export regulations of the US Department of Commerce or other US regulations related to the export of drugs. Orient Europharma represents that it is familiar with and agrees to comply with all such regulations. Orient Europharma agrees that it will not export or reexport outside of the Territory, directly or indirectly, any Product, clinical supplies or clinical data relating to the Product without prior written consent of CEL-SCI. Orient Europharma agrees to obtain the same agreement from each of its subdistributors in the Territory.

23.7        Government Inquiries

            Each party shall promptly advise the other of any governmental inquiries about the Product and shall furnish to the other party, within five days of receipt, any report or correspondence issued by the governmental authority in connection with such inquiry, purged only of trade secrets.

23.8        Publicity

            The parties agree that news releases, public announcements (written or oral), professional publications or any publicity relating to this Agreement, including the initial announcement of the Agreement, clinical results, regulatory filings and marketing approvals of the Product in the Territory, shall be mutually agreed by the parties, such approval not to be unreasonably withheld. Notwithstanding this
            Section 23.8, CEL-SCI may disclose, without approval from Orient Europharma, any information, including confidential information (1) required by law or regulation (including, without exception, in connection with filings with the US Securities and Exchange Commission); (2) in response to a valid order of a court or other governmental body of the US or any country in the Territory or of any political subdivision thereof; (3) otherwise required by applicable laws; (4) otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise enforce obligations under this Agreement; or (5) required by authorities, investigators, or Institutional Review Boards in conjunction with performing clinical development programs, provided that the receiving party shall use reasonable efforts to restrict disclosure and to cause such authorities, investigators or IRBs not to disclose the information to any third party.

23.9  Records

            With respect to the Gross Selling Price of Product sold in the Territory, if Gross Selling Price falls under definition 1 h (2), then Orient Europharma will, upon request and subject to confidentiality, provide to CEL-SCI copies of the contracts between the major hospitals and Orient Europharma showing price provisions. If these copies are in Chinese, Orient Europharma will translate the price provisions into English, if necessary. CEL-SCI shall have the right to these records during the Term of this Agreement and this right shall expire six months following termination or expiration of this Agreement.

23.10 Surviving Obligations

            Termination or expiration of this Agreement shall not relieve either party of its obligations under Sections 4(h), 13(d), 14, 17, 18, 20, 22 and 23.5, 23.9.

        IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



Orient Europharma Co., Ltd.                     CEL-SCI Corporation



By: /s/ Peter Tsai                               By: /s/ Geert Kersten
    -----------------------                          ------------------
    Peter Tsai                                       Geert Kersten
    President                                        Chief Executive Officer